Exhibit 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
John Wallace, President and COO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES
CONTINUING COMPLETION OPERATIONS ON THE GRAY WELL
     DENVER, Colorado (September 10, 2009) — Delta Petroleum Corporation (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company, announced an update on the completion activity from the Gray 31-23 well in the Columbia River Basin as Delta has experienced abnormally high trading volumes in its common stock in recent days.
GRAY 31-23 COMPLETION UPDATE
     On September 8, 2009, Delta received approval to drill four exploratory natural gas wells in the Columbia River Basin. These wells are contingent upon the success of the currently completing Gray 31-23 well. As previously announced by Delta, completion operations involving the Gray 31-23 have commenced and are continuing, but no determination has been made regarding the commerciality of the well.
ABOUT DELTA PETROLEUM
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”
FORWARD-LOOKING STATEMENTS
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, results and success of completion operations and drilling activity. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the projection of future rates of production, unanticipated recovery or production problems, unanticipated results from wells being drilled or completed, the effects of delays in completion of gas gathering systems, pipelines and processing  facilities, as well as general market conditions, competition and pricing.  Please refer to the Company’s report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information.  The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
SOURCE:      Delta Petroleum Corporation

1